EXHIBIT (a)(1)(E)

SPACEHAB, Incorporated

Offer to Exchange

in Respect of Common Stock and Series C Convertible Preferred Stock

for

Any and All Outstanding 8% Convertible Subordinated Notes due 2007

($10,306,000 in principal amount outstanding)

August 31, 2007

To: BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

SPACEHAB, Incorporated (the “Company”) is offering, upon and subject to the terms and conditions set forth in the Offering Memorandum, dated August 31, 2007 (the “Offering Memorandum”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) each $1,000 principal amount of its 8% Convertible Subordinated Notes due 2007 (the “Junior Notes”) for 74 shares of common stock and 1.2 shares of Series C Convertible Preferred Stock. The Exchange Offer is being made pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

We are requesting that you contact your clients for whom you hold Junior Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Junior Notes registered in your name or in the name of your nominee, or who hold Junior Notes registered in their own names, we are enclosing the following documents:

1.	Offering Memorandum;

2.	The applicable Letter of Transmittal for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Junior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

4.	A form of letter which may be sent to your clients for whose account you hold Junior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer;

5.	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

6.	Return envelopes addressed to the Exchange Agent, for the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 1, 2007, UNLESS EXTENDED BY THE COMPANY (THE “EXPIRATION DATE”). OUTSTANDING NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Junior Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the applicable Letter of Transmittal and the Offering Memorandum.

If a registered holder of Junior Notes desires to tender Junior Notes, but such Junior Notes are not immediately available, or time will not permit such holder’s Junior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Offering Memorandum under the caption “The Exchange Offer and Consent Solicitation—Guaranteed Delivery Procedures”.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offering Memorandum and the related documents to the beneficial owners of Junior Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Junior Notes pursuant to the Exchange Offer, except as set forth in the Letter of Transmittal.

Any inquiries you may have with respect to the procedure for tendering Junior Notes pursuant to the Exchange Offer may be directed to Brian K. Harrington, Senior Vice President and Chief Financial Officer of the Company at the contact information set forth in the Letter of Transmittal. Requests for additional copies of the enclosed materials should be directed to the Information Agent for the Exchange Offer, at the contact information set forth in the Letter of Transmittal.

Very truly yours,

SPACEHAB, INCORPORATED

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL.

Enclosures

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